Exhibit 99.1

NEWS RELEASE

For further information contact:
Kirk J. Meche             Jeffrey M. Favret
Chief Executive Officer        Chief Financial Officer
713.714.6100                 713.714.6100

FOR IMMEDIATE RELEASE
Monday, January 4, 2016

GULF ISLAND FABRICATION, INC.
ANNOUNCES THE COMPLETION OF THE ACQUISITION OF LEEVAC SHIPYARDS’ ASSETS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today announced that pursuant to the asset purchase agreement dated December 23, 2015, between LEEVAC Shipyards, LLC and its related affiliates (collectively, “LEEVAC”), certain owners of LEEVAC and a Gulf Island subsidiary, the purchase of substantially all of LEEVAC’s assets, including LEEVAC’s leasehold interests at its marine fabrication facilities in Jennings, Louisiana and Lake Charles, Louisiana, and substantially all of LEEVAC’s machinery and equipment, was completed.

Additionally, in connection with the transaction, Gulf Island has entered into an agreement to lease LEEVAC’s marine fabrication facility in Houma, Louisiana. The purchase price for the LEEVAC assets was $20.0 million, subject to a working capital adjustment under which Gulf Island received at closing a dollar-for-dollar reduction for the assumption of certain net liabilities of LEEVAC and settlement payments from sureties on certain ongoing fabrication projects that were assigned to Gulf Island in the transaction. After taking into account these adjustments, Gulf Island received approximately $1.6 million in cash at closing. In addition, the transaction added approximately $112.0 million of incremental contract backlog.

Chris Vaccari, President and Chief Executive Officer of LEEVAC said, “I am very excited to become a part of the Gulf Island management team. To compete in today’s marine fabrication market place and serve an increasingly more sophisticated customer you must have access to the best talent, tools, and facilities, and I believe this transaction creates a group of shipyards that will better meet the demands of the market.”

Kirk Meche, President and Chief Executive Officer of Gulf Island stated that “the closing of the acquisition of the LEEVAC assets accomplishes a key strategic initiative of management, expanding our marine fabrication and vessel repair and maintenance presence in the Gulf South market and diversifying our fabrication capabilities. I want to personally welcome the former LEEVAC employees who have joined our team.”

PPHB, LP acted as exclusive financial advisor to Gulf Island in the transaction.  Gulf Island was advised on legal matters exclusively by Jones Walker LLP. LEEVAC was advised on legal matters exclusively by McGlinchey Stafford PLLC.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

Cautionary Statements
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from Gulf Island’s goals or forecasts. These risks and uncertainties include, but are not limited to:  the occurrence of any event, change or other circumstances that could give rise to an indemnification or other legal or equitable claim in connection with the transaction; the effect of the transaction on Gulf Island’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in Gulf Island’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.  Gulf Island disclaims any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.